                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                              Cray Research, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              Cray Research, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

[LOGO]

March 31, 1994

Dear Stockholder:

The date for this year's Annual Meeting is Tuesday, May 17. It will be held at the Minnesota Historical Society, in St. Paul, beginning at 10:00 a.m.

The Annual Meeting is an opportunity for you to meet the directors of your Company and some of the people who manage it.

It is very important that your shares be represented at the meeting, whether you can attend or not, and I urge you to sign and return your proxy card in the enclosed envelope.

                                           Sincerely,

                                           John F. Carlson
                                           Chairman and
                                           Chief Executive Officer

CRAY RESEARCH, INC.
655A Lone Oak Drive
Eagan, Minnesota 55121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 1994 Annual Meeting of Stockholders of Cray Research, Inc. (the "Company") will be held at the Minnesota Historical Society, 345 Kellogg Boulevard West, St. Paul, Minnesota, at 10:00 a.m. on May 17, 1994, for the following purposes:

    (1) To elect eight directors for the following year;

    (2) To ratify the appointment of KPMG Peat Marwick as independent auditors for the Company for the year ending December 31, 1994; and

    (3) To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 21, 1994, will be entitled to vote at the meeting or any adjournments.

                                           By Order of the Board of Directors,

                                           David E. Frasch
                                           Secretary

March 31, 1994

CRAY RESEARCH, INC.
655A Lone Oak Drive
Eagan, Minnesota 55121

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cray Research, Inc. of proxies in the accompanying form from holders of shares of Common Stock to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 17, 1994, at the Minnesota Historical Society, 345 Kellogg Boulevard West, St. Paul, Minnesota.

Stockholders of record as of the close of business on March 21, 1994, will be entitled to vote at the meeting or any adjournments. On that date, the Company had 25,905,745 shares of Common Stock outstanding. Each share is entitled to one vote. The presence of 12,952,873 shares, in person or by proxy, will constitute a quorum for the meeting. A stockholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the Company a written statement revoking the proxy or another proxy bearing a later date. When a proxy card is returned properly signed, the shares represented will be voted in accordance with the stockholder's directions. If no directions are indicated on the proxy card, the shares will be voted in favor of adopting the proposals to be considered at the meeting.

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company has engaged Georgeson & Company, Inc. to solicit on behalf of the Board of Directors proxies from beneficial owners of the Company's Common Stock held by brokers, bank nominees and other institutional holders. This firm will be paid approximately $10,000 and will be reimbursed for certain of its expenses in connection with its proxy solicitation. The Company will also reimburse brokers and other persons holding stock in their names or in the names of nominees for expenses incurred in sending proxy material to beneficial owners and obtaining their proxies. Additionally, there may be incidental personal solicitation at nominal expense made by regular employees of the Company.

This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about March 31, 1994, together with the Annual Report to Stockholders of the Company for the year ended December 31, 1993. Such Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table contains information as of February 28, 1994, regarding beneficial ownership of Common Stock of the Company, its only class of voting securities, by each person known by the Company to own 5% or more of such outstanding shares, each director, each nominee for director, each of the executive officers named in the "Summary Compensation Table" below and the executive officers and directors as a group.

                                                             AMOUNT AND
                                                        NATURE OF BENEFICIAL       PERCENT
BENEFICIAL OWNER                                          OWNERSHIP(1)(5)          OF CLASS
- -------------------------------------------------------------------------------------------
Boatmen's Bancshares, Inc.                                      1,335,438(2)        5.2
One Boatmen's Plaza
St. Louis, Missouri 63101
State Treasurer, State of Michigan                              2,370,460(3)        9.2
P.O. Box 15128
Lansing, Michigan 48901
Mellon Bank Corporation                                         2,712,000(4)       10.5
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258
John F. Carlson                                                    64,429           *
                                                                    5,508(6)        *
Lester T. Davis                                                    57,574           *
Livio D. DeSimone                                                  11,600           *
                                                                      100(7)
Carl W. Diem                                                       22,019           *
Lawrence E. Eaton                                                   1,000           *
Robert H. Ewald                                                    43,914           *
Catherine M. Hapka                                             --                   *
Philip G. Heasley                                              --                   *
Robert G. Potter                                                    8,500           *
Andrew Scott                                                       51,550           *
                                                                    7,000(8)
Jan H. Suwinski                                                     2,800           *
All executive officers and directors as a group                   376,634(9)        1.5
(13 persons)

- ---------
 *    Less than 1%.
(1) Beneficial ownership results from sole voting and investment power except as noted in footnotes below.
(2) Information was derived from the stockholder's Schedule 13G as of January 28, 1994, which reported aggregate beneficial ownership of 1,335,438 shares, with sole voting power as to 1,311,824 shares, shared voting power as to 21,214 shares, sole dispositive power as to 0 shares and shared dispositive power as to 1,330,928 shares.

(3) Information was based on the stockholder's Schedule 13D as of December 11, 1990, and Form 13F as of December 31, 1993.
(4)   Information was derived from the stockholder's Schedule 13G as of February
      11, 1994, which reported aggregate beneficial ownership of 2,712,000 shares, with sole voting power as to 1,854,000 shares, shared voting power as to 70,000 shares, sole dispositive power as to 2,225,000 shares and shared dispositive power as to 487,000 shares.
(5) Includes shares which the officer or director has the right to acquire within 60 days upon exercise of presently outstanding stock options as follows: John F. Carlson -- 53,985; Lester T. Davis -- 28,083; Livio D.
      DeSimone -- 11,500; Carl W. Diem -- 19,225; Robert H. Ewald -- 41,622;
      Robert G. Potter -- 8,250; Andrew Scott -- 31,481; Jan H. Suwinski --
      2,500.
(6) Mr. Carlson disclaims beneficial ownership of these shares, which are owned by his spouse and children.
(7) Mr. DeSimone disclaims beneficial ownership of these shares, which are owned by his spouse.
(8) Mr. Scott disclaims beneficial ownership of these shares, which are owned by his spouse.
(9) Includes 275,727 shares which certain of the officers and directors have the right to acquire within 60 days upon exercise of presently outstanding stock options. Also included in the total number of shares beneficially owned by the group are 16,939 shares which were individually owned by the spouses or children of four officers and directors. Of the number of shares beneficially owned by the group, 99,907 shares were outstanding on February 28, 1994 and, if outstanding on the record date, would be entitled to vote at the meeting (less than 1% of all shares entitled to vote).

ELECTION OF DIRECTORS

Eight directors of the Company are to be elected at the meeting to hold office until the next annual meeting and until their successors are elected. The affirmative vote of stockholders holding a majority of shares of Common Stock present in person or represented by proxy is necessary for the election of each nominee. The proxies named on the enclosed proxy card intend to vote FOR the election of the eight nominees named below, unless otherwise instructed. All of the nominees except Mr. Eaton are presently members of the Board of

Directors. In the event any nominee should become unable or unwilling to serve as a director, it is intended that the persons acting under the proxy will vote for the election, in his or her stead, of such other person as the Board of Directors of the Company may recommend.

                                                                                    SERVED AS
       NAME           AGE                  PRINCIPAL OCCUPATION                   DIRECTOR SINCE
- ------------------------------------------------------------------------------------------------
John F. Carlson       55    Chairman and Chief Executive Officer of the                  1991
                             Company
Lester T. Davis       63    Chief Operating Officer of the Company                       1990
Lawrence E. Eaton     56    Executive Vice President Information, Imaging and              --
                             Electronic Sector and Corporate Services, 3M
                             Company (Diversified Manufacturing) St. Paul,
                             Minnesota
Catherine M. Hapka    39    Vice President Advanced Communications Services,             1994
                             US WEST Communications, Inc. (Data
                             Communications) Minneapolis, Minnesota
Philip G. Heasley     44    Vice Chairman, First Bank Systems, Inc. and                  1994
                             President Retail Product Group (Banking)
                             Minneapolis, Minnesota
Robert G. Potter      54    Executive Vice President, Monsanto Company and               1990
                             President, The Chemical Group (Chemicals) St.
                             Louis, Missouri
Andrew Scott          65    Vice Chairman and Counsel of the Company                     1973
Jan H. Suwinski       52    Executive Vice President, Opto-Electronics Group,            1992
                             Corning Inc. (Specialty materials and laboratory
                             services) Corning, New York

The principal occupations of all the nominees for director are indicated in the preceding table. All nominees except Ms. Hapka have served their respective employers in either their present positions or other executive capacities for more than five years. Ms. Hapka was President of Data Services Division for Control Data Corporation from 1989-1990, prior to joining US WEST Communications, Inc., as Vice President, Advanced Communication Services in May, 1991.

Nominees for election to the Company's Board of Directors serve as directors of other publicly held corporations as follows: Mr. Carlson -- TSI, Incorporated; Mr. Eaton -- 3M Company.

During 1993 there were six meetings of the Board of Directors. The Board's Audit Committee met two times, its Compensation and Development Committee met six times and its Finance Committee met two times. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.

The Audit Committee, consisting of Livio D. DeSimone (Chairman), Robert G. Potter, and Jan H. Suwinski, performs principally the following functions: recommends to the Board of Directors the engagement of the Company's independent auditors; reviews with the independent auditors the plan and results of the auditing engagement; reviews the adequacy of the internal accounting controls; reviews the range of audit and non-audit professional service fees; approves such services; and considers the independence of the Company's independent auditors.

The Compensation and Development Committee (formerly the Compensation Committee), consisting of Robert G. Potter (Chairman), Livio D. DeSimone, Catherine M. Hapka and Jan H. Suwinski, reviews and recommends for approval to the Board of Directors the remuneration arrangements for the Company's executive officers and directors and the adoption of compensation and option plans in which these persons and other key employees of the Company may participate. The Compensation and Development Committee is directly responsible for granting all options to participants under the Company's stock option plans (other than the 1989 Non-Employee Directors' Stock Option Plan), and it recommends to the Board benefits payable to employees under the Company's other benefit plans.

The Finance Committee, consisting of Jan H. Suwinski (Chairman), Livio D. DeSimone, and Robert G. Potter, reviews the Company's current and long range financial position, financial policies and performance objectives; makes recommendations to the Board of Directors on allocation of capital and banking relationships; evaluates retirement plan investment management and fund performance; and recommends share reserves for the Company's stock programs.

Mr. Livio D. DeSimone, who has served as a director since 1986, will retire from the Board at this year's annual meeting. He is Chairman and CEO of 3M Company and serves as a director of 3M, Dayton Hudson Corporation, General Mills, Inc. and Vulcan Materials Company.

COMPENSATION OF DIRECTORS

The Company paid each director during the year ended December 31, 1993, other than Messrs. Carlson, Davis, and Scott, directors' fees of $20,000 plus $1,000 for each Board and committee meeting attended. Chairmen of the Audit, Compensation and Development and Finance Committees also received an additional $1,500 for chairing those committees.

Under a retirement income plan established for non-employee directors, after retirement from the Board, each director will receive a retirement benefit equal to the final annual retainer times the number of years served on the Board of Directors or 15 years, whichever is less. The amount is payable annually for a period not to exceed 15 years, or in a lump sum equivalent, at the director's option. In 1993, the Company accrued $99,459 of expense and made payments totalling $265,791 under the plan.

The 1989 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") provides for the issuance to non-employee directors of the Company of options to purchase authorized but unissued or reacquired Common Stock. The Directors' Plan provides for the granting of an initial option for 10,000 shares of Common Stock on the date the director first assumes office as a director and the grant of an option for an additional 1,000 shares upon the reelection of such director at each subsequent annual stockholders' meeting. The options granted under the Directors' Plan are "nonstatutory options" not qualifying under Section 422A or other similar provisions of the Internal Revenue Code. The option price per share for options granted under the Directors' Plan is the closing price for the Common Stock on the New York Stock Exchange on the date of grant. The options granted are exercisable in four successive 25% cumulative annual installments commencing one year after the date of grant and expire ten years from the date of grant if unexercised.

EXECUTIVE COMPENSATION

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

Composed entirely of outside directors, the Compensation and Development Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving remuneration arrangements for the Company's executive officers and the adoption and administration of compensation and stock option plans in which these individuals and other key employees participate. In addition, they review and provide direction for the development of future leadership to meet the long term organization and growth requirements of the Company.

The Company's executive compensation philosophy is to pay for individual and Company results in a manner that is competitive with companies of similar revenue size in the computer industry. Standard industry compensation surveys, which include companies in the S&P 500 Computer Systems Index and other computer companies, are used, and the comparison group for a position represents an industry sample of sufficient size to produce meaningful pay comparisons and pay statistics. Competitiveness is measured taking into consideration base salary, annual bonus, and long-term incentive compensation plans. An executive officer's total cash compensation (salary and bonus) is targeted at the average of the comparison group.

BASE SALARY: Salaries for individual positions are evaluated to assure competitiveness of total cash compensation in relation to the comparison group. Executive officers receive merit increases based principally on individual performance, overall Company financial performance, and general market conditions. During 1993, executive officers did not receive merit increases due to the Company's 1992 financial performance, however, some executive officers were promoted to new positions during 1993 and received increases to reflect their increased responsibilities. Compensation for the majority of the officers was below market.

SHORT-TERM INCENTIVES: Executive officers are eligible for cash bonuses under the Company's Annual Incentive Plan, a broad-based incentive plan covering mid- and upper-level management and technical employees. Target incentive levels are set between 45% and 60% of salary for executive officers. Payouts with respect to 1993 were based on Company performance as well as individual performance against objectives which directly supported the achievement of the Company goals. Company performance for 1993 was measured on the basis of annual revenue and earnings per share growth, as well as performance on specific technical objectives. The technical objectives goal in 1993 consisted of key milestones in development projects, reliability improvement, and applications. The revenue growth target was an increase of 11.5% over 1992 and the earnings per share growth target was a 257% increase over 1992's pre-restructure earnings per share of $.70. The revenue growth goal, earnings per share growth goal, and technical objectives as a group were weighted equally in determining Company performance.

In 1993, the revenue growth goal was exceeded, performance on the earnings per share goal was slightly below target, and the technical objectives goal was completed above target. Company performance against these measures resulted in a slightly higher than target level payout, expressed as a Company Performance Ratio. In 1993, plan participants' individual performances against their own objectives were evaluated and individual award percentages were determined. Actual payouts to plan participants (as a percentage of salary) were calculated by multiplying each participant's individual award percentage by the Company Performance Ratio. Some executive officers received awards greater than target due to extraordinary individual contributions in achieving Company goals.

In addition, executive officers participate in the Incentive Cash Profit Sharing Plan, a Company-wide plan which generates cash awards to employees based on achievement of a preestablished level of financial performance. For 1993, the plan performance measure was an earnings target and this plan did not pay awards.

A special bonus equal to approximately one week of pay was awarded to substantially all employees, including executive officers, in the Supercomputer Operations and corporate administration groups because these groups exceeded divisional goals.

Finally, executive officers participate in a deferred profit sharing program which generates the only Company-sponsored retirement benefits. For 1993, contributions of four percent of eligible wages were made by the Company to deferred profit sharing, and the Company 401(k) match was fifty cents per dollar of employee contribution, up to a maximum of $1,000.

LONG-TERM INCENTIVES: The Company grants stock options to a broad base of employees under the 1989 Employee Benefit Stock Plan. The level of stock option grants for executive officers is intended to be competitive with those of the comparison group. Options are granted at fair market value on the date of grant. The purpose of the plan is to align the interests of employees and the Company.

In 1993, executive officers were granted stock options at a level greater than the competitive average because the Committee wanted to create a significant incentive to increase shareholder value and in light of the fact no options were granted to executive officers in 1992. These grants have value only as the Company stock price increases.

The recently enacted Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain requirements are met. While the Company's compensation plans are performance based plans, they do not meet all the requirements set forth in current proposed regulations. The Internal Revenue Service is not expected to issue final regulations until sometime in 1994. Therefore, there is some uncertainty in what the final interpretation of the law will be. The proposed regulations do contain a "grandfather" provision for certain compensation paid under existing plans.

The Compensation Committee has determined that based on current information available, it is not necessary to modify the Company's compensation plans at this time since the compensation paid to executive officers would either be less than the $1 million limit or would be exempted under the "grandfather" provision of the regulations and, therefore, deductible. The Committee will continue to monitor and assess various alternatives concerning this issue in order to maximize corporate tax deductions without limiting the Company's flexibility to attract and retain qualified executives.

CEO REMUNERATION: As Chairman of the Board and Chief Executive Officer, Mr. Carlson's 1993 compensation was tied directly to Company performance. His 1993 base salary was $357,442. He received a 15% increase over his 1992 base salary in January 1993 when he was elected by the Board of Directors to serve as Chairman of the Board and Chief Executive Officer. Based on comparison group data, Mr. Carlson's 1993 base salary after the increase was below the market average by more than twenty percent. Prior to his election to his current position, he served in the position of President and Chief Operating Officer since September 1991. His individual objectives for 1993 were substantially the same as the Company's objectives of revenue and earnings per share growth, and achievement of technical objectives. Company performance under the Annual Incentive Plan was slightly above target overall and Mr. Carlson received a bonus of 72.8% of his eligible wages for the year, a total bonus of $267,092. The Committee awarded Mr. Carlson a bonus greater than target because of the significant contributions he made in a difficult business environment. In addition, in recognition of his promotion to Chairman and Chief Executive Officer and to create a significant incentive to increase shareholder value, the Committee awarded him a stock option covering 60,000 shares, granted at the fair market value of $27.50 on the date of grant.

In 1993, former Chairman and Chief Executive Officer John Rollwagen received $44,374 in base salary for the month of January. His annual salary had not changed since December 1991. In January 1993 Mr. Rollwagen resigned and received a severance payment of $384,571 in recognition of his many years of service to the Company.

                                           Compensation and Development
                                           Committee

                                           Robert G. Potter   Catherine M. Hapka
                                           Livio D. DeSimone     Jan H. Suwinski

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below includes individual compensation information for the Chief Executive Officer and the four other most highly paid executive officers for services rendered in all capacities during the fiscal years ended December 31, 1993, 1992 and 1991.

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                                --------------
                                                  ANNUAL COMPENSATION             NUMBER OF
                                           ----------------------------------       SHARES
                                                                 OTHER ANNUAL     UNDERLYING      ALL OTHER
             NAME AND                                            COMPENSATION   STOCK OPTIONS    COMPENSATION
      PRINCIPAL POSITION (1)                SALARY   BONUS (2)       (3)           GRANTED           (4)
- -----------------------------------        --------  ---------   ------------   --------------   ------------
John F. Carlson                      1993  $357,442  $267,092        $17,190        60,000         $ 10,749
  Chairman and Chief                 1992   314,766        -0-         3,695            -0-          10,664
  Executive Officer                  1991   268,296   109,604          3,078        15,000           10,290
Lester T. Davis                      1993   301,662   178,352             -0-       48,000           10,736
  Chief Operating Officer            1992   301,662        -0-            -0-           -0-          10,643
                                     1991   264,567   108,081             -0-       15,000           10,290
Robert H. Ewald                      1993   296,317   159,782          3,380        40,000           10,731
  Chief Operating Officer,           1992   287,548        -0-           446            -0-          10,619
  Supercomputer Operations           1991   258,822    81,873            517        15,000           10,285
Carl W. Diem                         1993   200,013   128,653             -0-       29,500            9,202
  Senior Vice President, Sales       1992   141,368    12,370             -0-           -0-           6,655
  and Marketing                      1991   130,517    29,292             -0-        1,323            6,221
Andrew Scott                         1993   211,806   103,198          2,493        19,500            9,684
  Vice Chairman and                  1992   211,806        -0-         1,937            -0-           9,815
  Counsel                            1991   200,728    63,508          1,315        10,000            9,350
John A. Rollwagen                    1993    44,374        -0-        17,190            -0-         384,571
  Former CEO                         1992   384,571        -0-         9,199            -0-          10,778
                                     1991   361,339   169,808          6,947        20,000           10,467

- ------------
(1) Principal position represents the capacity in which the executive served as of December 31, 1993. On January 29, 1993, John A. Rollwagen resigned as the Company's Chairman and Chief Executive Officer. Upon Mr. Rollwagen's resignation, Mr. Carlson was named Chairman and Chief Executive Officer.
(2) Consists of cash compensation accrued during the fiscal year pursuant to the Annual Incentive Plan and the cash bonus under the profit sharing program.
(3) Amounts in this column represent compensation related to professional income tax services provided to the executive. All executive officers of the Company are offered professional income tax services. The cost of these services and the personal income taxes owed by the executive on the imputed income resulting from the receipt of this benefit are paid by the Company and are reflected in this column.
(4) Represents contributions to the Company's Retirement Savings Plus Plan and term life insurance premiums (less than $400 in any one year for each executive officer) paid by the Company for the benefit of the executive officer. Other compensation paid to Mr. Rollwagen in 1993 consisted of a severance payment.

Non-cash personal benefits paid to executive officers during each year in the three year period ended December 31, 1993 did not exceed in the aggregate the lesser of 10% of cash compensation or $50,000 for any individual executive officer.

Other than as noted in this Proxy Statement, the Company is not party to any employment agreement with any of its executive officers, and during 1993 it had no pension, profit sharing, remuneration, incentive or other retirement, deferred compensation or contingent compensation plans of any kind solely for the benefit of its executive officers.

STOCK OPTIONS

The following table presents, for each of the executive officers named in the "Summary Compensation Table" above, the number of shares of Common Stock purchased upon exercise of stock options during fiscal year 1993, the aggregate dollar value realized upon exercise based on the market price of the stock on the dates of exercise, and the number of stock options held by such executive officers as of December 31, 1993, distinguishing between options that are exercisable as of December 31, 1993 and those that will become exercisable at various times in the future.

   AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND AND F-Y-END OPTION
                                     VALUES

                                                    NUMBER OF SHARES UNDERLYING
                                                                                   VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                     SHARES                                  AT FY-END                AT FY-END (1)
                  ACQUIRED ON                       ---------------------------   ----------------------
     NAME           EXERCISE      VALUE REALIZED     EXERCISABLE    UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ---------------  --------------   ---------------   -------------   -----------   ----------  ----------
John F. Carlson         -0-             -0-            38,985          38,177        -0-        -0-
Lester T. Davis         -0-             -0-            16,083          48,677        -0-        -0-
Robert H. Ewald         -0-             -0-            31,622          48,177        -0-        -0-
Carl W. Diem            -0-             -0-            11,850          34,605        -0-        -0-
Andrew Scott            -0-             -0-            26,606          25,177        -0-        -0-

- ------------
(1) The exercise prices of all options held by the executive officers named in the table as of December 31, 1993 were greater than the market value of the Company's Common Stock at that date of $25.625 per share.

The following table presents, for each executive officer named in the "Summary Compensation Table" above, the number of shares underlying options granted during 1993, the exercise price for such options, their expiration date and their potential realizable value.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED RATES
                                            INDIVIDUAL GRANTS                                  OF STOCK PRICE
                 ------------------------------------------------------------------------     APPRECIATION FOR
                  NUMBER OF SHARES     % OF TOTAL OPTIONS      EXERCISE OR                    OPTION TERM (2)
                 UNDERLYING OPTIONS   GRANTED TO EMPLOYEES   BASE PRICE PER   EXPIRATION   ----------------------
     NAME              GRANTED           IN FISCAL YEAR         SHARE (1)        DATE        5% ($)     10% ($)
- ---------------  -------------------  ---------------------  ---------------  -----------  ----------  ----------
John F. Carlson          60,000                  4.8%           $   27.50        1/29/03   $1,037,676  $2,629,675
Lester T. Davis          48,000                  3.9%           $   27.50        1/29/03   $  830,141  $2,103,740
Robert H. Ewald          40,000                  3.2%           $   27.50        1/29/03   $  691,784  $1,753,117
Carl W. Diem             29,500                  2.4%           $   27.50        1/29/03   $  510,191  $1,292,924
Andrew Scott             19,500                  1.6%           $   27.50        1/29/03   $  337,245  $  854,644

- ------------
(1) All options were granted with an exercise price equal to the market price on the date of grant and become exercisable in 25% annual installments commencing one year from the date of grant.
(2) These values assume options are exercised at the end of their ten year term and assume a prescribed rate of stock price appreciation. The actual value of these options is dependent on future performance of the Common Stock, and there is no assurance the values reflected in the table will be realized.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five years with the cumulative total return on the S&P 500 Index and the S&P 500 Computer Systems Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P 500 Computer Systems Index on December 31, 1988, with reinvestment of all dividends.)

              Cray Reasearch,
                          Inc   S&P 500 Index   S&P 500 Computer Systems Index
1988                      100             100                              100
1989                       70             132                               83
1990                       54             128                               93
1991                       69             166                               83
1992                       41             179                               61
1993                       46             197                               63

EXECUTIVES' SEVERANCE COMPENSATION PLAN

The Company has adopted an Executives' Severance Compensation Plan (the "Severance Plan") covering certain of its employees, including the persons named in the "Summary Compensation Table" above. A covered employee is an employee who is elected by the Board of Directors of the Company to a position of Vice President or higher and customarily works at least 20 hours per week. The Severance Plan provides that if the covered employee's employment with the Company is terminated within 15 months after a "change of control" (as defined in the Severance Plan) for certain specified reasons, the employee is entitled to a severance payment. The Company will not be required to make such payment if the termination is (a) due to the employee's death, voluntary retirement at or after age 65, or disability, or (b) by the Company for "just cause" (as defined in the Severance Plan). If the employee is entitled to a severance payment and has been employed by the Company for at least six months as of the date of a change of control, he or she will receive a lump sum cash payment equal to two times his or her annual compensation. The Severance Plan provides for a pro rata adjustment for employees with less than six months of employment at the date of a change of control. For purposes of the Severance Plan, annual compensation includes any wages, salary, bonus or incentive compensation, including amounts deferred. It does not include income attributable to options granted under an option plan. The Company may amend or terminate the Severance Plan at any time. However, if a change of control occurs, the Severance Plan may not be amended or terminated.

PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

The Board of Directors has appointed KPMG Peat Marwick, independent certified public accountants, as auditors of the Company for the year ending December 31, 1994. KPMG Peat Marwick has audited the financial statements of the Company since incorporation and has no other relationship with or interest in the Company.

Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment of KPMG Peat Marwick as auditors for the Company for the year ending December 31, 1994.

Representatives of KPMG Peat Marwick will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Any stockholder desiring to have an appropriate proposal for action presented at next year's Annual Meeting of Stockholders, now scheduled for May 1995, and who wishes to have it set forth in the Proxy Statement and form of proxy for the meeting, must notify the Company and submit the proposal in writing for receipt at the Company's executive offices noted above not later than December 5, 1994. See Securities and Exchange Commission Rule 14a-8 for additional applicable requirements and procedures.

The Board of Directors of the Company knows of no other matters that will be presented at this year's Annual Meeting of Stockholders. If any other matter properly arises at the meeting, it is intended that the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxies.

                                           By Order of the Board of Directors
                                           David E. Frasch
                                           Secretary

March 31, 1994

                              CRAY RESEARCH, INC.

         PROXY FOR 1994 ANNUAL MEETING OF STOCKHOLDERS ON MAY 17, 1994

The undersigned hereby appoints John F. Carlson and David E. Frasch, or either of them, with full power of substitution, as proxy or proxies, to vote for the undersigned and in the undersigned's name all shares of Common Stock of Cray Research, Inc. of the undersigned as if the undersigned were personally present and voting at the 1994 Annual Meeting of Stockholders on May 17, 1994, and at any adjournments thereof, on the following matters:

1.  ELECTION OF DIRECTORS:
     / / For all eight nominees listed below (except as marked to the contrary below)
     / / Withhold authority to vote for all nominees listed below

(INSTRUCTIONS:  To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below)

    John F. Carlson, Lester T. Davis, Lawrence E. Eaton, Catherine M. Hapka
     Philip G. Heasley, Robert G. Potter, Andrew Scott and Jan H. Suwinski

(2) PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1994.

            / /  FOR            / /  AGAINST             / /  ABSTAIN

(3) SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

    THIS  PROXY  IS SOLICITED  BY THE  BOARD OF  DIRECTORS AND,  IF NO     ----------------------------------------
    CHOICE IS SPECIFIED, WILL BE VOTED FOR MATTERS (1) AND (2)  ABOVE,     Signature of Stockholder
    AND IN THE DISCRETION OF THE PROXY HOLDER ON ALL OTHER MATTERS.        ----------------------------------------
                                                                           (If  there  are co-owners,  both  must sign.)
                                                                           The signature(s)  should  be exactly  as  the
                                                                           name(s)  appears  printed to  the left.  If a
                                                                           corporation, please sign  the corporate  name
                                                                           in full by an authorized officer and indicate
                                                                           the   signer's   office.   When   signing  as
                                                                           executor, administrator, fiduciary, attorney,
                                                                           trustee or guardian,  or as  custodian for  a
                                                                           minor,  please give full title  as such. If a
                                                                           partnership, sign  in the  partnership  name.
                                                                           Dated:    ---------------------------,   1994
                                                                           (Month)               (Day)

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE
                                  IS REQUIRED.